Exhibit 2.2B


                                  CONFIDENTIAL

                      AMENDMENT No. 5 TO LICENSE AGREEMENT

     This Amendment to the License Agreement dated September 8, 1998 between Dow Jones & Company, Inc. ("Dow Jones") and Van Kampen Funds, Inc. (the "Licensee") (the "License Agreement"), as amended by Amendment No. 1 dated December 1, 1999 and Amendment No. 2 dated February 1, 2000 and Amendment No. 3 dated September 8, 2003 and Amendment No. 4 dated May 19, 2005 is made as of March 7, 2006 (the "Amendment Effective Date"), by and between Dow Jones and the Licensee.

     WHEREAS, the License Agreement grants a license to Licensee to use certain proprietary Indexes and related Dow Jones Marks in connection with the issuance, trading, marketing and promotion of Products;

     WHEREAS, in addition to the Products authorized for use under the License Agreement, the Licensee also wishes to issue, sell, market and promote certain Products based on one or more of the Strategies identified on Schedule A hereto (each a "DJUSTMI Strategy") using the Dow Jones U.S. Total Market Indexes listed on Schedule B hereto (the "DJUSTMI Indexes"), and to use the related Dow Jones proprietary service marks associated with such indexes in connection therewith; and

     WHEREAS, the Licensee and Dow Jones have agreed to amend the License Agreement to permit Licensee's issuance, sale, marketing and promotion of Products based on one or more DJUSTMI Strategies, and to use Dow Jones's proprietary service marks in connection therewith on the terms provided herein and in the License Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the License Agreement, it is agreed as follows:

     1. Subject to the terms and conditions of the License Agreement, Dow Jones hereby grants to Licensee a further non-transferable non-exclusive license to (i) use the Dow Jones U.S. Total Market Indexes, and to use and refer to the service marks "Dow JonesSM" and "Dow Jones U.S. Total Market IndexesSM" (collectively, the "Dow Jones U.S. Total Market Index Marks"), in connection with the issuance, sale, marketing and promotion of Products based on one or more DJUSTMI Strategies to indicate that Dow Jones is the source of the DJUSTMI Indexes and as may otherwise be required by applicable laws, rules, regulations, court orders or under the License Agreement and (ii) to receive the Index Data as defined below in Schedule D attached hereto.

     2. Except as otherwise expressly provided herein, all terms and conditions in the License Agreement that apply to the Dow Jones Marks shall apply equally to the Dow Jones U.S. Total Market Index Marks.

     3. Except as otherwise expressly provided herein, all terms and conditions of the License Agreement that apply to the Products shall apply equally to the Products based on one or more DJUSTMI Strategies.

     4. Section 9(a) shall be amended to insert "or (iii) a DJUSTMI Strategy" after "or (ii) the Products".

     5. In consideration for the license granted under this Amendment, Licensee shall pay to Dow Jones the license fees set forth on Schedule C attached hereto.

     6. Except as expressly amended hereby, all provisions in the License Agreement shall continue to remain in full force and effect.

     7. Except as otherwise specified herein, all capitalized terms used in this Amendment shall have the meaning ascribed to them in the License Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to the License Agreement to be executed as of the date first set forth above.

                                                    Dow Jones & Company, Inc.

                                                By: _________________________
                                              Name: Michael A. Petronella
                                             Title: President, Dow Jones Indexes

                                              Date:

                                                    VAN KAMPEN FUNDS INC.


                                                By: __________________________
                                              Name:
                                             Title:

                                              Date:



                                   SCHEDULE A

     "DJUSTMI Strategy" shall mean each of the Basic Materials Strategy, Consumer Goods Strategy, Consumer Services Strategy, Energy Strategy, Financial Strategy, Health Care Strategy, Industrials Strategy, Technology Strategy, Telecommunications Strategy and Utilities Strategy as follows:

"Basic Materials Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Basic Materials Index from highest to lowest based on the following strategy screens:

     o    Dividend Yield,

     o    Operating Margin,

     o    Price/Book Value Ratio,

     o    Price/Free Cash Flow Ratio,

     o    Price/Sales Ratio, and

     o    Price/Sales to Five-Year Average.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Basic Materials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Book Value Ratio is ranked higher.

"Consumer Goods Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Consumer Goods Index from highest to lowest based on the following strategy screens:

     o    Dividend Yield to Five-Year Median,

     o    Long-Term Expected Profit Growth,

     o    One-Year Earnings Growth,

     o    Operating Income Change Last Quarter,

     o    Price/Cash Flow Ratio, and

     o    Total Return for the Past Six Months.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Consumer Goods Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long-Term Expected Profit Growth is ranked higher.

"Consumer Services Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Consumer Services Index from highest to lowest based on the following strategy screens:

     o    Cash Flow to Net Income,

     o    EPS Change Last Quarter,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Sales to Five-Year Average, and

     o    Total Return for the Past Six Months.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Consumer Services Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long- Term Expected Profit Growth is ranked higher.

"Energy Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Oil & Gas Index from highest to lowest based on the following strategy screens:

     o    Enterprise Value to EBITDA,

     o    Five-Year Earnings Growth,

     o    Gross Margin Trend,

     o    Long-Term Expected Profit Growth,

     o    Price/Sales Value Ratio, and

     o    Price/Sales to Three-Year Average.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Oil & Gas Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Long-Term Expected Profit Growth is ranked higher.

"Financials Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Financials Index from highest to lowest based on the following strategy screens:

     o    Earnings Predictability,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Book Value Ratio,

     o    Price/Sales Ratio, and

     o    Tangible Book One-Year Change.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Financials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks, provided that the stock of any affiliate of Van Kampen will be excluded and replaced with the stock with the next highest ranking. If two stocks are assigned the same total score, the stock with the higher score for Tangible Book One-Year Change is ranked higher.

"Health Care Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Health Care Index from highest to lowest based on the following strategy screens:

     o    Enterprise Value to EBITDA,

     o    Gross Margin,

     o    One-Year Net Income Growth,

     o    Price/Earnings Ratio,

     o    Price/Free Cash Flow Ratio, and

     o    Return on Equity.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Health Care Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Return on Equity is ranked higher.

"Industrials Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Industrials Index from highest to lowest based on the following strategy screens:

     o    EPS Revisions Current Quarter,

     o    EPS Surprise Last Quarter,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Free Cash Flow Ratio and

     o    Total Return for the Past Six Months.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Industrials Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Earnings Ratio is ranked higher.

"Technology Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Technology Index from highest to lowest based on the following strategy screens:

     o    Net Profit Margin,

     o    Price/Book Value Ratio,

     o    Price/Sales Ratio,

     o    Price/Sales to Five-Year Average,

     o    Tangible Book Five-Year Change, and

     o    Total Return for the Past Six Months.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Technology Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Total Return for the Past Six Months is ranked higher.

"Telecommunications Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S.
Telecommunications Index from highest to lowest based on the following strategy screens:

     o    Asset Turnover Trend,

     o    Dividend Yield,

     o    Enterprise Value to EBITDA,

     o    Price/Cash Flow Ratio,

     o    Three-Year Sales Growth, and

     o    Total Return for the Past Six Months.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Telecommunications Index. The strategy ranks the remaining stocks by total score and selects the top 10 stocks. If two stocks are assigned the same total score, the stock with the higher score for Enterprise Value to EBITDA is ranked higher.

"Utilities Strategy" means:

     Beginning with the stocks in the Dow Jones U.S. Total Market Index, the strategy excludes the bottom 1% of stocks based on market capitalization. The strategy then ranks each remaining company in the Dow Jones U.S. Utilities Index from highest to lowest based on the following strategy screens:

     o    EBIT Margin,

     o    Long-Term Expected Profit Growth,

     o    Price/Earnings Ratio,

     o    Price/Book Value Ratio versus Three-Year Average,

     o    Price/Cash Flow Ratio, and

     o    Price/Sales to Three-Year Average.

     The strategy assigns each company a rank score for each of these categories with the lowest score being 1 and the highest score being the total number of stocks in the Dow Jones U.S. Utilities Index. The strategy ranks the remaining stocks by total score and selects the top 20 stocks. If two stocks are assigned the same total score, the stock with the higher score for Price/Earnings Ratio is ranked higher.

                  GLOSSARY OF ENHANCED SECTOR STRATEGY SCREENS

Asset Turnover Trend - The median asset turnover for the four most recent quarters divided by the median asset turnover of the 12 most recent quarters. Asset turnover is the sum of the four most recent quarters of sales divided by the average of the four most recent quarters of assets.

Cash Flow to Net Income - Sum of the four most recent quarters of cash flow divided by sum of the four most recent quarters of net income. Cash flow is defined as income before extraordinary items plus depreciation and amortization.

Dividend Yield - The indicated annual dividend divided by the current stock price.

Dividend Yield to Five-Year Median - Current dividend yield divided by the median dividend yield over the past 60 months.

Earnings Predictability - A ratio that seeks to measure of the stability of year-to-year earnings growth over the past 20 quarters. Calculated by dividing the standard deviation of year-to-year changes in per-share earnings by the average year-to-year change in per-share earnings.

EBIT Margin - Earnings before interest and taxes ("EBIT") divided by sales.

Enterprise Value to EBITDA - Enterprise value divided by earnings before interest, taxes, depreciation, and amortization. Enterprise value equals stock market capitalization plus sum of debt and preferred stock minus cash and cash equivalents.

EPS Change Last Quarter - Year-to-year change in operating earnings per share. Operating earnings exclude the effect of all nonrecurring items, including cumulative effect of accounting changes, discontinued operations, extraordinary items, special items, and one-time income tax expenses/benefits.

EPS Revisions Current Quarter - The net percentage of positive profit-estimate revisions. First, the number of earnings estimates for the next fiscal quarter that have been decreased from the prior month are subtracted from the number that have been increased. Next, that result is divided by the total number of earnings estimates for the quarter.

EPS Surprise Last Quarter - The difference between last quarter's actual earnings per share and the average estimate, divided by the absolute value of the actual earnings per share.

Five-Year Earnings Growth - The difference between operating earnings per share in the most recent four quarters and operating earnings per share in the four quarters five years earlier, expressed as a percentage.

Gross Margin - Net sales in most recent four quarters minus cost of goods sold in most recent four quarters, with this total then divided by net sales.

Gross Margin Trend - The median gross margin over the past four quarters divided by median gross margin over the past 12 quarters.

Long-Term Expected Profit Growth - The simple average of analysts' estimates for five-year growth in earnings per share.

Net Profit Margin - Net income divided by sales.

One-Year Earnings Growth - The difference between operating earnings per share in the most recent four quarters divided by operating earnings per share in the four quarters one year earlier, expressed as a percentage.

One-Year Net Income Growth - The difference between net earnings per share in the most recent four quarters and net earnings per share in the four quarters one year earlier, expressed as a percentage. Net earnings exclude discontinued operations and extraordinary items.

Operating Margin - Operating income before deprecation divided by sales, calculated for most recent four quarters.

Operating Income Change Last Quarter - The difference between operating income in the latest quarter and the year-earlier quarter.

Price/Earnings Ratio - Stock price divided by earnings per share from operations over past four quarters.

Price/Book Value Ratio - Stock price divided by current book value per share.

Price/Book Value Ratio versus Three-Year Average - The current price/book value ratio divided by the median of the price/book value ratio over the past 36 months.

Price/Cash Flow Ratio - Stock price divided by per-share cash flow over past four quarters, with cash flow defined as net income plus depreciation and amortization.

Price/Free Cash Flow Ratio - Stock price divided by per share free cash flow over past four quarters. Free cash flow represents the net change in cash from all items classified in the operating activities section on a statement of cash flows, minus capital spending and cash dividends.

Price/Sales Ratio - Stock price divided by per-share sales over most recent four quarters.

Price/Sales to Three-Year Average - Current price/sales ratio divided by median price/sales ratio over past 36 months.

Price/Sales to Five-Year Average - Current price/sales ratio divided by median price/sales ratio over past 60 months.

Return on Equity - Income before extraordinary items over most recent four quarters divided by average for common equity over four most recent quarters

Tangible Book One-Year Change - The change in tangible shareholders equity per share over the most recent year. Tangible shareholders equity equals shareholders equity minus intangible assets, such as goodwill.

Tangible Book Five-Year Change - The change in tangible shareholders equity per share over the past five years. Tangible shareholders equity equals shareholders equity minus intangible assets, such as goodwill.

Three-Year Sales Growth - The difference between per share sales in the most recent four quarters and per-share sales in the four quarters three years earlier, expressed as a percentage.

Total Return for the Past Six Months - The percentage return on a stock over most recent six months, reflecting dividends and change in stock price.


                                   SCHEDULE B

                       Dow Jones U.S. Total Market Indexes

Dow Jones U.S. Basic Materials Index
Dow Jones U.S. Consumer Goods Growth Index
Dow Jones U.S. Consumer Services Index
Dow Jones U.S. Financials Index
Dow Jones U.S. Health Care Index
Dow Jones U.S. Industrials Index
Dow Jones U.S. Oil & Gas Index
Dow Jones U.S. Telecommunications Index
Dow Jones U.S. Technology Index
Dow Jones U.S. Utilities Index
Dow Jones U.S. Total Market Index


"Organized Securities Market" shall mean a U.S. national securities exchange, an automated quotation or other electronic trading system, a foreign securities exchange or any other domestic or foreign securities market determined by Dow Jones in its reasonable judgment to constitute an organized Securities Market.

The name of the Product shall be subject to Dow Jones's prior written consent.


                                   SCHEDULE C

                                  LICENSE FEES

Licensee shall pay license fees in accordance with the following:

Upon signing of this Amendment, and during the Term on each anniversary of the Amendment Effective Date, the Licensee will pay to Dow Jones a flat annual minimum payment of $60,000 in respect of the twelve-month period commencing on such anniversary date (each, a "DJUSTMI Annual Minimum Payment").

In addition, during each Year (defined below) of the Term, the Licensee will provide to Dow Jones a written report (each, a "DJUSTMI Quarterly Report"), within 10 days after the end of each Quarter (as defined below), which sets forth (i) the asset balance for each Product based on the Dow Jones U.S. Total Market Indexes at such Quarter-end, and (ii) a calculation of the DJUSTMI Rolling Average Asset Balance (defined below) at such month-end.

Within 10 days after each Quarter-end during each Year of the Term, the Licensee will pay (each, a "DJUSTMI Quarterly Payment") to the Dow Jones affiliate designated by Dow Jones an amount equal to one-quarter of the DJUSTMI Basis Point Amount (defined below); provided, however that, in each year of the Term, Licensee shall be entitled to apply a credit in an amount equal to the DJUSTMI Annual Minimum Payment against the aggregate of the DJUSTMI Quarterly Payments for that year until such credit is depleted. Licensee shall send the DJUSTMI Quarterly Report to Dow Jones by fax/email and/or regular mail to (609) 520-7030/djgi@wsj.dowjones.com/Dow Jones & Company, P.O. Box 300, Princeton, NJ 08543 Attn: Michael Petronella, respectively.

All amounts will be paid in cash and will be non-refundable. All amounts are stated in U.S. dollars (at the applicable exchange rate prevailing at the time payment is due, as published in the Wall Street Journal. All amounts are stated net of any withholding taxes (i.e., the amount stated is the amount to be received by Dow Jones after payment of any withholding taxes).

The terms hereof shall be deemed "Confidential Information" for purposes of
Section 7(b) of this Agreement.

Definitions:

"DJUSTMI Basis Point Amount" means, at any time during a Year, an amount equal to two basis points (.0002) on the Rolling Average Asset Balance.

"Quarter" means, with respect to any Year, the three-month period commencing on the first day of such Year, and each succeeding three-month period during such Year.

"DJUSTMI Rolling Average Asset Balance" means, at any Quarter-end during a Year, the average assets in the Products based on the Dow Jones U.S. Total Market Indexes in the aggregate for the Quarter then ended, calculated by adding the month-end asset balances for such products for such months in the Quarter and dividing the result by the number three (i.e., the number of months in the Quarter).

"Year" means a twelve-month period commencing on the Amendment Effective Date or on any anniversary of the Amendment Effective Date.


                                   SCHEDULE D

                                   INDEX DATA

Subject to the terms and conditions of this License Agreement and payment of the fees set forth on Schedule B, throughout the term of the License Agreement, Dow Jones shall provide the following data (collectively, the "Index Data") to Licensee via, at Dow Jones's option, (i) dial-up service, (ii) email delivery or
(iii) facsimile delivery:

              As of End-of-Day Basis:
(beta)   A list of component stocks (the "Components") for each of the Dow Jones
            Indexes listed on Schedule A (the "Indexes");
(beta)   Weightings of the Components;
(beta)   Divisor of the Indexes as of month-end
(beta)   Closing values of the Indexes as of month-end.
(beta)   Component market capitalization as of month-end;
(beta)   Industry group classifications for the Components as of month-end.